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                                                            Exhibit 99.26(d)(8)

TERM INSURANCE AGREEMENT

This agreement is a part of the policy to which it is attached. It is subject to all the terms and conditions of the policy.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides additional term insurance on the life of the insured.

WHAT IS THE AMOUNT OF THE INSURANCE?

The initial amount of term insurance is shown on the policy data pages. If we increase the death benefit of the policy to ensure that the policy remains qualified as life insurance under Section 7702 of the code, we will decrease the amount of term insurance by the amount of the increased death benefit on the policy.

WHAT IS THE CHARGE FOR THIS AGREEMENT?

The monthly charge for this agreement is a cost of insurance charge multiplied by the face amount. The maximum monthly cost of insurance charges increase each year as shown by the schedule in the policy data pages.

WHEN AND TO WHOM WILL WE PAY THE DEATH BENEFIT FOR THIS AGREEMENT?

If we receive proof satisfactory to us that the insured died while this agreement is in effect, we will pay to the beneficiary as part of the death proceeds under the policy, the death benefit for this agreement.

CAN YOU RENEW OR CONVERT THE ADDITIONAL TERM INSURANCE PROVIDED BY THIS
AGREEMENT?

No. The additional term insurance provided by this agreement may not be renewed or converted.

IS THIS AGREEMENT SUBJECT TO THE INCONTESTABILITY AND SUICIDE PROVISION OF THE POLICY?

Yes. Those provisions apply to this agreement. The contestable and suicide periods will be measured from the effective date of this agreement.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

     (1)  the date this policy is surrendered or otherwise terminates; or

     (2)  the date we receive your written request to cancel this agreement; or

     (3)  the policy anniversary nearest the insured's age 100.

This agreement is effective as of the original policy date of this policy unless a different effective date is shown on the policy data pages.


/s/ Dennis E. Prohofsky                 /s/ Robert L. Senkler
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Secretary                               President